Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2012 Third Quarter Financial Results

VAN NUYS, Calif. – April 3, 2012 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for the third quarter and nine months ended February 29, 2012.

“Our business remained steady during the quarter, with growth constrained by slower new and used equipment sales and uncertainty in the defense and aerospace industries, an important segment of our business,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “A challenging budgetary environment in the sector delayed buying decisions while companies come to grips with changes in the defense budget. We believe that when the dust settles, renting test and measurement equipment will emerge as a key alternative to purchasing. Electro Rent is squarely positioned to benefit from this fundamental shift caused by a steadily deteriorating defense budget.”

Total revenues grew to $60.1 million for the third quarter of fiscal 2012 from $59.5 million for the same quarter last year. Sales of equipment and other revenues were $28.4 million for the most recent fiscal quarter, compared with $30.8 million for the fiscal 2011 third quarter. The decline primarily reflected lower sales of used equipment and new Agilent equipment, partially offset by increased finance lease activity. Rental and lease revenues increased to $31.7 million for the third quarter of fiscal 2012 from $28.7 million for the third quarter of fiscal 2011. The increase was principally attributable to higher rental activity and rates in North America and Europe, as the integration of Electro Rent’s new resale organization with its existing test and measurement sales force provided additional rental opportunities to an expanding customer base. This increase was partially offset by decline in leasing demand in the company’s data products business.

SG&A expenses totaled $15.7 million, or 26.2% of total revenues, for the fiscal 2012 third quarter, compared with $14.3 million, or 24.0% of total revenues, for last year’s third quarter. The increased selling, general and administrative expenses reflects the enhancement of Electro Rent’s sales organization in support of its Agilent resale agreement, higher rental demand and future growth opportunities. Total operating expenses amounted to $52.2 million for the fiscal 2012 third quarter, compared with $51.2 million last year.

Operating profit for the fiscal 2012 third quarter was $7.9 million, or 13.1% of total revenues, versus $8.3 million, or 14.0% of total revenues, a year ago.

Net income for the fiscal 2012 third quarter was $5.0 million, or $0.21 per diluted share, substantially the same as last year’s third fiscal quarter. Net income for the fiscal 2012 period was impacted by higher depreciation expense related to the company’s substantially increased average rental and lease equipment pool, as well as higher selling, general and administrative expenses.

Total revenues for the fiscal 2012 nine-month period grew 10.3% to $180.4 million from $163.6 million for the comparable period last year. Equipment sales and other revenues rose 10.5% to $84.4 million for the nine months ended February 29, 2012 from $76.4 million for the first nine months of fiscal 2011. Rental and lease revenues for the fiscal 2012 year-to-date period increased 10.1% to $95.9 million from $87.1 million for the similar period last year.

Net income for the first nine months of fiscal 2012 improved 12% to $19.5 million, or $0.81 per diluted share, from $17.4 million, or $0.72 per diluted share, for the fiscal 2011 period. Net income for the first nine months of fiscal 2012 included a one-time gain of $3.4 million, or $0.14 per diluted share, and $202,000, or $0.01 per diluted share, for the first nine months of fiscal 2011 associated with an acquisition. Net income for the first nine months of fiscal 2011 included a reversal of accrued interest and penalties of $1.4 million, or $0.06 per diluted share, related to the effective settlement of the company’s uncertain tax positions.

SG&A expenses were $47.5 million, or 26.4% of total revenues, for the first nine months of fiscal 2012, versus $41.5 million, or 25.4% of total revenues, for the similar period last year. Total operating expenses for the fiscal 2012 nine-month period were $154.5 million, compared with $137.3 million for the fiscal 2011 nine-month period.

Operating profit for the fiscal 2012 year-to-date period was $25.9 million, or 14.4% of total revenue, versus $26.2 million, or 16.0% of total revenue, for the prior-year period.

The company’s effective tax rate for the fiscal 2012 third quarter was 37.7%, versus 39.1% in the prior year period. The decrease related to a refund of foreign taxes recognized as tax expense in prior years.

Rental equipment purchases for the fiscal 2012 third quarter and nine-month period were $23.9 million and $78.2 million, respectively, compared with $22.5 million and $70.9 million, respectively, for the same periods last year. The book value of Electro Rent's equipment increased significantly to $240.6 million at February 29, 2012 from $195.6 million at May 31, 2011.

As of February 29, 2012, Electro Rent had a sales order backlog for test and measurement equipment relating to the company’s Agilent resale agreement of $11.8 million, versus $15.8 million as of the same time last year. The majority of the backlog is expected to be delivered to customers within the next six months. The company recently extended its resale agreement with Agilent through January 31, 2014.

Electro Rent paid dividends of $4.9 million for the fiscal 2012 third quarter. On an annualized basis, the company’s current quarterly dividend of $0.20 per common share represents a 4.4% yield on the March 30, 2012 closing price of $18.41.

Total shareholders' equity at February 29, 2012 grew to $246.5 million, or $10.27 per share, from $240.4 million, or $10.02 per share, at May 31, 2011.

Electro Rent had $8.9 million in cash and cash equivalents at February 29, 2012, compared with $41.4 million at the end of fiscal 2011. The decrease related primarily to the company’s acquisition of EMT, equipment purchases and dividend payments. Electro Rent’s balance sheet remains debt free, and the company has the full amount available on its $25.0 million bank line of credit. Since the beginning of fiscal 2009, the company has returned $81.5 million in cash to shareholders and has invested $35.4 million in cash for the successful acquisitions of Telogy LLC and EMT.

“We remain cautiously optimistic as the defense and aerospace industries adapt to a new operating environment and a potential shift in their spending strategies,” said Greenberg. “Fortunately, our March rentals looked encouraging and the initiatives we have undertaken over the last several years put us in good shape to become the partner of choice for providing the best test and measurement equipment acquisition alternatives.”

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which include, but are not limited to, whether renting test and measurement equipment, versus purchasing it, will emerge as a key alternative for customers, that Electro Rent is squarely positioned to benefit from the fundamental shift being caused by a steadily deteriorating defense budget, and that the company will become the partner of choice for providing the best test and measurement equipment acquisition alternatives, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect," "will," "helping," and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011

Revenues:
Rentals and leases	$31,704	$28,679	$95,925	$87,139
Sales of equipment and other revenues	28,375	30,771	84,447	76,413

Total revenues	60,079	59,450	180,372	163,552

Operating expenses:
Depreciation of rental and lease equipment	13,677	12,186	39,578	35,761
Costs of revenues other than depreciation of rental and lease equipment	22,839	24,707	67,350	60,016
Selling, general and administrative expenses	15,713	14,259	47,535	41,541

Total operating expenses	52,229	51,152	154,463	137,318

Operating profit	7,850	8,298	25,909	26,234

Gain on bargain purchase, net of deferred taxes	53	-	3,435	202

Interest income, net	120	38	327	257

Income before income taxes	8,023	8,336	29,671	26,693

Income tax provision	3,028	3,259	10,152	9,276

Net income	$4,995	$5,077	$19,519	$17,417

Earnings per share:
Basic	$0.21	$0.21	$0.81	$0.73
Diluted	$0.21	$0.21	$0.81	$0.72

Shares used in per share calculation:
Basic	23,983	23,978	23,981	23,972
Diluted	24,179	24,098	24,180	24,058

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (in thousands, except share numbers)

	February 29,	May 31,
	2012	2011
ASSETS

Cash and cash equivalents	$8,878	$41,441
Accounts receivable, net of allowance for doubtful accounts of $482 and $602	32,473	30,616
Rental and lease equipment, net of accumulated depreciation of $199,515 and $191,160	240,580	195,632
Other property, net of accumulated depreciation and amortization of $17,587 and $16,825	13,908	14,127
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,263 and $1,151	1,242	1,214
Other assets	20,783	19,788
	$320,973	$305,927

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$6,455	$8,237
Accrued expenses	11,017	10,437
Deferred revenue	6,355	5,874
Deferred tax liability	50,690	41,004
Total liabilities	74,517	65,552

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued
Common stock, no par - shares authorized 40,000,000; issued and outstanding February 29, 2012 - 23,987,826;
May 31, 2011 - 23,980,581	35,784	34,742
Retained earnings	210,672	205,633
Total shareholders' equity	246,456	240,375
	$320,973	$305,927